Exhibit 99.3

SeaChange International, Inc.

Second Quarter Fiscal 2010 Financial Results

Prepared Remarks

September 1, 2009

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, September 1, 2009 at 5:00pm E.D.T. and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

•	Telephone: 888-287-3944 (U.S.) and 706-758-3938 (international);

Conference ID 2418-6042

•	Webcast: www.schange.com in the Investor Relations section. An archived webcast will be available at this site.

Fiscal 2010 Second Quarter Financial Discussion

Revenue for the second quarter of fiscal 2010 amounted to $46.5 million, which was $4.2 million lower than revenue of $50.7 million recorded in the second quarter of last year. From on operating segment perspective, revenue from our Software segment for the quarter was $30.1 million, which was $2.5 million lower than revenue of $32.6 million for the second quarter of fiscal 2009. Lower Advertising Insertion and Broadcast software revenue due to the economic impact of reduced advertising revenue on capital spending plans for certain service provider and broadcast customers was partially offset by higher VOD software subscription revenue. During this year’s second quarter, the Company extended its VOD software subscription agreement with Comcast through December 31, 2009. Also contributing to increased VOD software subscription revenue during this year’s second quarter was the completion of a VOD software subscription agreement with a large US-based cable television provider. Software segment revenue for the second quarter of fiscal 2010 also benefited from increased year over year maintenance and professional services revenue that was essentially offset by higher than normal deferred VOD software license revenue mainly from one customer. This deferred revenue is expected to be recognized as revenue in the second half of this fiscal year.

Servers and Storage segment revenue of $11.8 million for the second quarter of fiscal 2010 was $2.4 million lower than revenue of $14.2 million included in the second quarter of last year. The decrease in Servers and Storage revenue between years was due primarily to significantly lower Broadcast server revenue due to reduced advertising-related capital spending by broadcasters along with higher than normal deferred VOD server revenue related mainly with the deferred software revenue noted previously. Partially offsetting these declines in revenue were higher VOD server shipments to Verizon, a large Latin American cable television provider and three Chinese cable television customers.

The Media Services segment generated revenue for the second quarter of $4.6 million, which was $0.7 million or 18% higher than revenue of $3.9 million in the second quarter of fiscal 2009. The increase in Media Services revenue between the second quarter of fiscal 2010 and last year’s second quarter was the result of content services contracts completed in the second half of last year with telecommunications customers in Greece and Turkey as well as additional revenue from the Company’s acquisition of Mobix Interactive in the fourth quarter of last year. Revenue growth from these sources was partially offset by currency fluctuations between the British pound and the US dollar since the second quarter of last year. In fact, if the British pound versus US dollar exchange rate had remained unchanged from last year’s second quarter, Media Services US dollar-denominated revenue would have been $5.7 million, a 46% increase relative to the $3.9 million of Media Services revenue reported for the second quarter of last year.

Geographically, revenue for the second quarter of fiscal 2010 included 62% in North America, 20% in Europe, Middle East and Africa, 11% in Latin America and 7% in Asia Pacific. Comcast, Verizon, Virgin Media and TVC Communications, our distributor of VOD and Advertising products for Latin America, were 10% or greater customers in the second quarter of fiscal 2010. Of note, this was the second consecutive quarter that Verizon was a 10% or greater customer for the Company.

Revenue for the first six months of fiscal 2010 amounted to $95.4 million, which was $0.7 million lower than the $96.1 million of revenue generated in the first half of fiscal 2009. Increased VOD software subscription revenue, principally from Comcast, combined with higher VOD server shipments mainly to North American service providers was more than offset by significantly lower Advertising Insertion and Broadcast server and software revenue for the reasons mentioned previously.

Total gross margin of 51.0% for the second quarter was 2.4 points higher than total gross margin of 48.6% for the second quarter of fiscal 2009. Reviewing gross margin by operating segment, Software segment gross margin for this year’s second quarter of 60.6% was 4.8 points higher than gross margin of 55.8% for the second quarter of last year. The increase in Software gross margin was due to higher sales volume-related VOD software subscription margin and higher VOD software license margin partially offset by lower sales volume-related Advertising Insertion margin.

Servers and Storage gross margin of 44.4% for the second quarter of fiscal 2010 was 2.4 points higher than gross margin of 42.0% for the second quarter of fiscal 2009. The increase in gross margin for the Servers and Storage segment between years was due primarily to a greater mix of higher margin VOD server shipments in this year’s second quarter due to the significant decline in Broadcast server revenue between years.

Media Services gross margin of 5.4% for the second quarter was lower than gross margin of 12.4% for the second quarter of last year due to increased headcount-related expenses in connection with the build-up of in-house video processing capabilities for Media Services customers that had been previously outsourced. In addition, the inclusion of overlapping costs from a third party during this transition ceased during the latter part of the second quarter upon completion of the transition.

Total gross margin for the first six months of fiscal 2010 was 51.1%, which was 1.8 points higher than gross margin of 49.3% for the first half of last year. The increase in gross margin for the first six months of fiscal 2010 compared to the first half of fiscal 2009 was due principally to a greater proportion of higher margin VOD software license and subscription revenue along with increased VOD server margin partially offset by lower sales volume-related Advertising Insertion margin.

Operating expenses for the second quarter of $24.2 million were $0.7 million higher than the $23.5 million of operating expenses incurred in the second quarter of last year. Included in the reported operating expenses in this year’s second quarter was $0.5 million of acquisition-related expenses related to the purchase of eventIS Group B.V. that was announced earlier today. Excluding these expenses, the $0.2 million increase in operating expenses in this year’s second quarter compared to last year relates mainly to higher headcount-related research and development expenses along with higher intangible asset amortization related to the Mobix acquisition offset partially by lower sales commissions and travel-related expenses.

For the first six months of fiscal 2010, operating expenses of $47.9 million were $1.8 million higher than operating expenses of $46.1 million for the first half of last year. Acquisition and higher headcount-related research and development expenses were partially offset by lower sales commission and travel expenses.

Net loss for the second quarter of fiscal 2010 was $0.4 million compared to net income of $1.5 million for the second quarter of last year. The corresponding loss per share for the second quarter of fiscal 2010 was one cent per share compared to earnings per share of $0.05 per share for the same period last year. Acquisition-related expenses of $0.5 million in this year’s second quarter contributed $0.02 per share to the net loss per share reported in this year’s second quarter.

For this first six months of fiscal 2010, net income was $0.6 million compared to net income of $1.8 million for the first half of last year. The corresponding earnings per share for the first six months of fiscal 2010 was $0.02 per share compared to $0.06 per share for the first half of fiscal 2009. Similar to earlier remarks, acquisition-related expenses in this year’s second quarter reduced this year’s reported first half earnings per share by $0.02 per share.

From a balance sheet perspective, the Company ended the second quarter with cash and investments of $93.5 million which was $2.8 million higher than the $90.7 million of cash and investments at April 30 of this year. The increase in cash and investments in this year’s second quarter was driven by a $14.1 million reduction in accounts receivable due to an unusually heavy collection of receivables during the latter part of the quarter. This significant collection activity was partially offset by $3.5 million of capital expenditures combined with increased inventory and reduced customer deposits.

Fiscal 2010 Second Quarter Financial Highlights

Our fiscal 2010 second quarter financial results were marked by continued strength in our core VOD servers and storage product lines but adversely affected by a greater than expected decline in our Advertising Insertion and Broadcast product revenues. The impact of significantly reduced advertising revenues for our Advertising Insertion and Broadcast product customers relative to their purchases of our products in this year’s second quarter compared to a year ago was profound. In fact, Advertising Insertion and Broadcast product revenues were nearly $7 million lower in this year’s second quarter compared to last year’s second quarter. On the heels of increased VOD software subscription revenue from Comcast and the signing of a new large domestic MSO customer as well as continued strong shipments of VOD servers and software to our key domestic service providers, we were able to partially offset the significant revenue decline from our Advertising Insertion and Broadcast product lines.

Gross margin strength combined with a continued lid on operating expense growth helped to offset the year over year decline in revenue. Gross margin of 51% for the second quarter was the fourth consecutive quarter of margins in excess of 50% further supporting the operating strength of our core VOD products and services. In addition, excluding one-time acquisition costs related to the purchase of eventIS, operating expenses for this year’s second quarter were largely flat with last year’s second quarter. Furthermore, excluding these one-time costs, we would have generated a small profit for the second quarter, which would have been eight consecutive quarters of profitability for the Company.

Our balance sheet was strengthened further at the end of the second quarter as our cash and investments increased to $93.5 million from $90.7 million at the end of the first quarter. A phenomenal quarter of cash collections helped drive a fourth consecutive quarter of cash generation for the Company. Balance sheet strength combined with a cash generating operating model affords the Company the opportunity to make significant investments, such as today’s acquisition of eventIS, in order to complement and strengthen its existing product lines. How we believe eventIS will make SeaChange a more powerful company will be noted later in these remarks.

Operating Segment Highlights

Our Software segment, most notably our VOD software product line, had a solid second quarter. Excluding the impact of the year over decline in Advertising Insertion and Broadcast software product revenue, Software segment revenue increased nearly 9% compared to the second quarter of last year. Fueling this increase was the significant rise in software subscription revenue in the second quarter driven by the Comcast agreement renewal and the addition of a new large domestic cable television customer. We were particularly pleased with the completion of these two agreements in the second quarter because they reinforced our already strong position with these customers who are both bullish in their future deployment plans for VOD. In addition, the agreements also lend credence to the power of the Company’s VOD software product offerings and their role in implementing next generation VOD architectures for these two service providers.

During the second quarter, we shipped additional VOD software to Cox Communications in support of VOD expansion plans. In fact, we were encouraged to see that Cox announced in July that is was expanding its My Primetime VOD service to include by October 1 of this year 100 top-rated television programs from more than 20 networks the day after they air. This would be up from 50 to 60 programs currently offered by the My Primetime service. Note that the My Primetime service provides VOD access to selected broadcast and cable television programs the day after they air for up to 28 days, with the fast-forward feature disabled. Cox’s success with its My Primetime service resulting in more content being made available by the service should bode well for growth in the Company’s suite of VOD products currently deployed at Cox.

The Software segment also benefited in the second quarter from a significant deployment of VOD software to one of the largest cable television providers in Mexico. This long-time customer of the Company is undertaking a multi-million dollar VOD stream expansion over the next six to nine months based on the success of its existing VOD service and the desire to upgrade the capability of its VOD software. While initial shipments of VOD software and servers occurred in the second quarter, we expect significantly more VOD software and hardware to be shipped to this customer in the latter part of this fiscal year and the beginning months of next year.

The Servers and Storage operating segment had another profitable quarter as demand continued to be strong from North American-based service providers. Following up from a very robust first quarter, VOD server shipments to Verizon in the second quarter were again very strong resulting in Verizon being a 10% customer for the second quarter in a row. Verizon continues to expand its VOD content as it currently offers more than 15,000 VOD titles per month which is up from the 14,000 titles that we reported last quarter. Of that amount more than 1,400 of these titles per month are in high definition. With 2.5 million television customers and a service that is currently available to 10.3 million homes, the VOD opportunity at Verizon in the future is substantial.

During the second quarter, we initiated commercial shipments of our flash memory VOD servers in support of Comcast’s deployment of its next general VOD architecture that aims to support the storage and streaming of many times more content than what has been available. We expect further VOD server and software deployments relative to this effort in the final two quarters of this year as Comcast looks to continue to deploy a VOD service larger than any other service provider’s in the world. We expect to be a significant partner with Comcast in this very important VOD initiative.

We were also pleased to generate revenue in the second quarter in connection with shipments of VOD servers to three Chinese cable television providers. China is a very important market for the Company as we look to expand VOD beyond principally North America and diversify our customer base. We have a sizeable software operation in China that also maintains relationships with key service provider customers. We are looking to build on the success of the second quarter to expand our VOD server and software revenue opportunities in China through a combination of in-country employees and key distributor relationships.

Our Media Services business unit reported second quarter revenue growth of 18% on a US dollar basis compared to the second quarter of last year. However, excluding the impact of currency exchange rate differences between the British pound and the US dollar, Media Services revenue would have shown a $1.8 million or 46% increase in revenue in this year’s second quarter compared to the second quarter of last year. Similar to last quarter, revenue diversification away from its core UK customer base contributed to the year over year increase in revenue. In particular, content services contracts secured with telephone companies in Greece and Turkey in the second half of last year along with the inclusion of Mobix, which was acquired in the fourth quarter of last year, were the main contributors to Media Services’ year over year revenue growth. We anticipate more content service contracts to be signed in the second half of this year and along with increased revenue from Mobix should lead to higher second half Media Services revenue compared to this year’s first half. Increased revenue combined with the completion of the in-sourcing of certain content processing functions is expected to improve second half margins for the Media Services business segment.

Acquisition of eventIS

Yvette to draft

Business Outlook

Turning to our guidance for the second half of fiscal 2010, we anticipate the challenging advertising environment that negatively impacted the Company in the second quarter to persist through the remainder of the fiscal year. Despite this headwind, we expect revenue to be approximately 10% higher in the second half of this year compared to the first half. Forecasted revenue growth for the remaining six months of fiscal 2010 is expected to derive from continued strong spending for VOD software and servers from our larger North American service providers and the addition of eventIS for the remaining five months of the fiscal year. We expect the Company to be profitable for the second half of this year, excluding any potential intangible amortization expense related to the eventIS acquisition, principally due to continued margin strength, enhanced by the purchase of eventIS, and containment of operating expense growth.

Safe Harbor Provision

Any statements contained in this document that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the ability of the Company to integrate businesses acquired by the Company, including eventIS Group B.V. and Mobix Interactive Ltd; future acquisitions or joint ventures that are unsuccessful; impairment of the Company’s goodwill or intangible assets, in particular related to acquired businesses; the continued growth, development and acceptance of the video-on-demand market; current economic and market conditions that make forecasting difficult; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s products; the Company’s ability to manage its growth; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including Casa Systems and On Demand Deutschland GmBH & Co. KG; risks in the Company’s investments that adversely effect the value or liquidity of the investments; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; and volatility of the Company’s stock price.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2009. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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